EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors
Rimage Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-53875 and 33-71472) of Rimage Corporation on Forms S-8 of our reports dated February 24, 1999, relating to the consolidated balance sheets of Rimage Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in the 1998 annual report on Form 10-K of Rimage Corporation.



                                        /s/ KPMG Peat Marwick LLP



Minneapolis, Minnesota
March 24, 1999